Exhibit 10.1

D. PATRICK WHITTY Vice President

East Tennessee Natural Gas, LLC 5400 Westheimer Court Houston, TX 77056-5310

January 28, 2005
713 627 5432

713 989 1613 fax

dpwhitty@duke-energy.com

Mr. Tim Sherwood
Department Head Energy Acquisition
Washington Gas Light Company
6801 Industrial Road
Springfield, VA 22151

Re:	Negotiated Rate for Service Agreement No. 410195 (“Service Agreement”)

Dear Mr. Sherwood:

East Tennessee Natural Gas, LLC (“Transporter”) and Washington Gas Light Company (“Shipper”) are parties to Transporter’s Service Agreement No. 410195 under Transporter’s Rate Schedule No. FT-A.

Shipper and Transporter hereby agree to the rate provisions set forth on the attached tariff sheet and acknowledge that, subject to and upon approval by the Federal Energy Regulatory Commission (“FERC”) of a filed tariff sheet reflecting such provisions, all of the rate provisions contained therein will be applicable to the Service Agreement. If FERC approval of a filed tariff sheet reflecting all of the provisions on the attached tariff sheet is not obtained without condition or modification, this Agreement shall be null and void and of no further effect and service under the Service Agreement will be provided at the maximum Recourse Rate unless otherwise mutually agreed.

If the foregoing accurately sets forth your understanding of the matters covered herein, please so specify in the space provided below by having a duly authorized representative sign in the space provided below and returning an original signed copy to the undersigned.

Sincerely,

East Tennessee Natural Gas, LLC

D. Patrick Whitty, Vice President

ACCEPTED AND AGREED TO:
this 1st day of February, 2005
Washington Gas Light Company

By:

	Adrian P. Chapman	Terry McCallister
	Vice President	President and
Title:	Regulatory Affaire & Energy Acquisition	Chief Operating Officer

East Tennessee Natural Gas, LLC FERC Gas Tariff Third Revised Volume No. 1	Original Sheet No.

STATEMENT OF NEGOTIATED RATES

Term of
Customer	Contract	Rate	Demand	Commodity	Negotiated		Receipt	Delivery
Name	Number	Schedule	Rate	Rate	Rate	Quantity	Points	Points
Washington Gas Light Company		FT-A	2/ 3/ 4/	2/ 3/ 4/	5/	25,000 Dth/d	Meter No. 59770 6/	Meter No. Light 59204 7/

1/	This negotiated rate agreement does not deviate in any material respect from the Form of Service Agreement contained in Transporter’s Tariff.

2/
For the months of October through April during the term of this negotiated rate the Monthly Demand Rate is $9.42 per Dth and the Commodity Rate is $0.05 per Dth for quantities delivered up to the MDTQ of 25,000. For the months of May through September during the term of this negotiated rate, the Monthly Demand Rate is $0.00 per Dth and the Commodity Rate is $0.16 per Dth delivered; provided that, for receipts and deliveries outside the primary path, the Commodity Rate shall be $0.21 per Dth delivered. Notwithstanding the previous two sentences, solely for the month of February 2005, the monthly Demand Rate is $12.8626 per Dth and the Commodity Rate is $0.05 per Dth delivered up to the maximum MDTQ of the 25,000. In addition to these rates, Shipper shall pay all applicable charges and mandatory surcharges (such as FERC Annual Charge Adjustment) and fuel and lost and unaccounted for gas as set forth in Transporter’s Tariff as revised from time to time pursuant to Transporter’s Tariff. Shipper shall not be charged for any voluntary surcharges such as GRI Rate Adjustment.

3/
In consideration of the rates set forth above, the applicable rates for service under the Service Agreement during the Primary Term shall remain as stated above. Therefore, pursuant to Section 4.5 of the FT-A Rate Schedule of Transporter’s FERC Gas Tariff, the rates set forth above shall constitute Negotiated Rates. The Negotiated Rates shall replace the otherwise generally applicable maximum recourse rate, rate component, charge or credit in Transporter’s FERC Gas Tariff (“Tariff Rates”), and the Tariff Rates shall not apply to or be available to Shipper for service under the Service Agreement during the Primary Term (to the extent that such Tariff Rates are inconsistent with the rates set forth above), notwithstanding any adjustments to such generally applicable maximum recourse rate, rate component, charge or credit which may become effective during the Primary Term.

4/
If, at any time after service commences under the Service Agreement, Transporter is collecting its effective maximum recourse rates from other Shippers subject to refund under Section 4 of the Natural Gas Act, Transporter shall have no refund obligation to customer even if the final maximum rate is reduced to a level below the Negotiated Rate provided herein. Customer’s right to receive credits relating to Transporter’s penalty revenue or other similar revenue, if any, applicable to transportation service on Transporter’s system shall be governed by Transporter’s FERC Gas Tariff and any applicable FERC orders and/or regulations. In the event customer releases its firm transportation rights under the Service Agreement, Shipper shall continue to be obligated to pay Transporter for the difference, if any, by which the Negotiated Rate herein exceeds the release rate.

5/	The term of the negotiated rate extends from the beginning of the Gas Day on February 1, 2005, until the end of the Gas Day on March 31, 2007.

6/	Saltville Storage / Smyth County, Virginia.

7/	Transcontinental Gas Pipe Line / Rockingham County, North Carolina.

Issued by: D. A. McCallum, Director, Rates and Tariffs Issued on:	Effective on: February 1, 2005

Contract #410195 FT-APT

FIRM TRANSPORTATION AGREEMENT
(For Use Under Rate Schedules FT-A and FT-GS)

THIS AGREEMENT is made, entered into and effective as of this 1st day of February, 2005, by and between East Tennessee Natural Gas, LLC, a Tennessee limited liability company hereinafter referred to as “Transporter”, and Washington Gas Light Company, a District of Columbia and Virginia corporation, hereinafter referred to as “Shipper”. Transporter and Shipper shall be referred to herein individually as “Party” and collectively as “Parties.”

ARTICLE I — DEFINITIONS

The definitions found in Section 1 of Transporter’s General Terms and Conditions are incorporated herein by reference.

ARTICLE II — SCOPE OF AGREEMENT

Transporter agrees to accept and receive daily, on a firm basis, at the Receipt Point(s) listed on Exhibit A attached hereto, from Shipper such quantity of gas as Shipper makes available up to the applicable Maximum Daily Transportation Quantity stated on Exhibit A attached hereto and deliver for Shipper to the Delivery Point(s) listed on Exhibit A attached hereto an Equivalent Quantity of gas. The Rate Schedule applicable to this Agreement shall be stated on Exhibit A.

ARTICLE III — RECEIPT AND DELIVERY PRESSURES

Shipper shall deliver, or cause to be delivered, to Transporter the gas to be transported hereunder at pressures sufficient to deliver such gas into Transporter’s system at the Receipt Point(s). Transporter shall deliver the gas to be transported hereunder to or for the account of Shipper at the pressures existing in Transporter’s system at the Delivery Point(s) unless otherwise specified on Exhibit A.

ARTICLE IV — QUALITY SPECIFICATIONS AND STANDARDS FOR MEASUREMENTS

For all gas received, transported, and delivered hereunder, the Parties agree to the quality specifications and standards for measurement as provided for in Transporter’s General Terms and Conditions. Transporter shall be responsible for the operation of measurement facilities at the Delivery Point(s) and Receipt Point(s) . In the event that measurement facilities are not operated

Contract #410195 FT-APT

by Transporter, the responsibility for operations shall be deemed to be Shipper’s.

ARTICLE V — FACILITIES

The facilities necessary to receive, transport, and deliver gas as described herein are in place and no new facilities are anticipated to be required.

ARTICLE VI — RATES FOR SERVICE

6.1  Rates and Charges — Commencing on the date of implementation of this Agreement under Section 10.1, the compensation to be paid by Shipper to Transporter shall be in accordance with Transporter’s effective Rate Schedule FT-A or FT-GS, as specified on Exhibit A. Where applicable, Shipper shall also pay the Gas Research Institute surcharge and Annual Charge Adjustment surcharge as such rates may change from time to time. Except as provided to the contrary in any written or electronic agreement(s) between Transporter and Shipper in effect during the term of this Agreement, Shipper shall pay Transporter the applicable maximum rate(s) and all other applicable charges and surcharges specified in the Notice of Rates in Transporter’s FERC Gas Tariff and in this Rate Schedule. Transporter and Shipper may agree that a specific discounted rate will apply only to certain volumes under the Agreement. Transporter and Shipper may agree that a specified discounted rate will apply only to specified volumes (MDRO, MDDO, MDTQ, commodity volumes or Authorized Overrun volumes) under the Agreement; that a specified discounted rate will apply only if specified volumes are achieved (with the maximum rates applicable to volumes above the specified volumes or to all volumes if the specified volumes are never achieved); that a specified discounted rate will apply only during specified periods of the year or over a specifically defined period of time; and/or that a specified discounted rate will apply only to specified points, zones, markets or other defined geographical areas. Transporter and Shipper may agree to a discounted rate pursuant to the provisions of this Section 6.1 provided that the discounted rate is between the applicable maximum and minimum rates for this service.

6.2  Changes in Rates and Charges — Shipper agrees that Transporter shall have the unilateral right to file with the appropriate regulatory authority and make changes effective in (a) the rates and charges stated in this Article, (b) the rates and charges applicable to service pursuant to the Rate Schedule under which this service is rendered and (c) any provisions of Transporter’s General Terms and Conditions as they may be revised or replaced from time to time. Without prejudice to Shipper’s right to contest such changes,

Contract #410195 FT-APT

Shipper agrees to pay the effective rates and charges for service rendered pursuant to this Agreement. Transporter agrees that Shipper may protest or contest the aforementioned filings, or may seek authorization from duly constituted regulatory authorities for adjustment of Transporter’s existing FERC Gas Tariff as may be found necessary to assure Transporter just and reasonable rates.

ARTICLE VII — RESPONSIBILITY DURING TRANSPORTATION

As between the Parties hereto, it is agreed that from the time gas is delivered by Shipper to Transporter at the Receipt Point(s) and prior to delivery of such gas to or for the account of Shipper at the Delivery Point(s), Transporter shall be responsible for such gas and shall have the unqualified right to commingle such gas with other gas in its system and shall have the unqualified right to handle and treat such gas as its own. Prior to receipt of gas at Shipper’s Receipt Point (s) and after delivery of gas at Shipper’s Delivery Point (s), Shipper shall have sole responsibility for such gas.

ARTICLE VIII — BILLINGS AND PAYMENTS

Billings and payments under this Agreement shall be in accordance with Section 16 of Transporter’s General Terms and Conditions as they may be revised or replaced from time to time.

ARTICLE IX — RATE SCHEDULES AND
GENERAL TERMS AND CONDITIONS

This Agreement is subject to the effective provisions of Transporter’s FT-A or FT-GS Rate Schedule, as specified in Exhibit A, or any succeeding rate schedule and Transporter’s General Terms and Conditions on file with the Commission, or other duly constituted authorities having jurisdiction, as the same may be changed or superseded from time to time in accordance with the rules and regulations of the Commission, which Rate Schedule and General Terms and Conditions are incorporated by reference and made a part hereof for all purposes.

ARTICLE X — TERM OF CONTRACT

10.1 This Agreement shall be effective as of February 1, 2005, and shall remain in force and effect until March 31, 2007 (“Primary Term”); provided, however, that if the Primary Term is one year or more, then the contract shall remain in force and effect and the contract term will automatically roll-over for additional five year increments (“Secondary Term”) unless Shipper, one year prior to the expiration of the Primary Term or a Secondary Term, provides written

Contract #410195 FT-APT

notice to Transporter of either (1) its intent to terminate the contract upon expiration of the then current term or (2) its desire to exercise its right-of-first-refusal in accord with Section 7.3 of Transporter’s General Terms and Conditions. Provided further, if the Commission or other governmental body having jurisdiction over the service rendered pursuant to this Agreement authorizes abandonment of such service, this Agreement shall terminate on the abandonment date permitted by the Commission or such other governmental body.

10.2 In addition to any other remedy Transporter may have, Transporter shall have the right to terminate this Agreement in the event Shipper fails to pay all of the amount of any bill for service rendered by Transporter hereunder when that amount is due, provided Transporter shall give Shipper and the Commission thirty days notice prior to any termination of service. Service may continue hereunder if within the thirty day notice period satisfactory assurance of payment is made in accord with Section 16 of Transporter’s General Terms and Conditions.

ARTICLE XI — REGULATION

11.1 This Agreement shall be subject to all applicable governmental statutes, orders, rules, and regulations and is contingent upon the receipt and continuation of all necessary regulatory approvals or authorizations upon terms acceptable to Transporter and Shipper. This Agreement shall be void and of no force and effect if any necessary regulatory approval or authorization is not so obtained or continued. All Parties hereto shall cooperate to obtain or continue all necessary approvals or authorizations, but no Party shall be liable to any other Party for failure to obtain or continue such approvals or authorizations.

11.2 Promptly following the execution of this Agreement, the Parties will file, or cause to be filed, and diligently prosecute, any necessary applications or notices with all necessary regulatory bodies for approval of the service provided for herein.

11.3 In the event the Parties are unable to obtain all necessary and satisfactory regulatory approvals for service prior to the expiration of two (2) years from the effective date hereof, then, prior to receipt of such regulatory approvals, either Party may terminate this Agreement by giving the other Party at least thirty (30) days prior written notice, and the respective obligations hereunder, except for the reimbursement of filing fees herein, shall be of no force and effect from and after the effective date of such termination.

Contract #410195 FT-APT

11.4 The transportation service described herein shall be provided subject to the provisions of the Commission’s Regulations shown on Exhibit A hereto.

ARTICLE XII — ASSIGNMENTS

12.1 Either Party may assign or pledge this Agreement and all rights and obligations hereunder under the provisions of any mortgage, deed of trust, indenture or other instrument that it has executed or may execute hereafter as security for indebtedness; otherwise, Shipper shall not assign this Agreement or any of its rights and obligations hereunder, except as set forth in Section 17 of Transporter’s General Terms and Conditions.

12.2 Any person or entity that shall succeed by purchase, transfer, merger, or consolidation to the properties, substantially or as an entirety, of either Party hereto shall be entitled to the rights and shall be subject to the obligations of its predecessor in interest under this Agreement.

ARTICLE XIII — WARRANTIES

In addition to the warranties set forth in Section 22 of Transporter’s General Terms and Conditions, Shipper warrants the following:

13.1 Shipper warrants that all upstream and downstream transportation arrangements are in place, or will be in place, as of the requested effective date of service, and that it has advised the upstream and downstream transporters of the receipt and delivery points under this Agreement and any quantity limitations for each point as specified on Exhibit A attached hereto. Shipper agrees to indemnify and hold Transporter harmless for refusal to transport gas hereunder in the event any upstream or downstream transporter fails to receive or deliver gas as contemplated by this Agreement.

13.2 Shipper agrees to indemnify and hold Transporter harmless from all suit actions, debts, accounts, damages, costs, losses, and expenses (including reasonable attorney’s fees) arising from or out of breach of any warranty, by the Shipper herein.

13.3 Shipper warrants that it will have title or the right to acquire title to the gas delivered to Transporter under this Agreement.

13.4 Transporter shall not be obligated to provide or continue service hereunder in the event of any breach of warranty; provided, Transporter shall give Shipper and the Commission thirty days notice

Contract #410195 FT-APT

prior to any termination of service. Service will continue if, within the thirty day notice period, Shipper cures the breach of warranty.

ARTICLE XIV — MISCELLANEOUS

14.1 Except for changes specifically authorized pursuant to this Agreement, no modification of or supplement to the terms and conditions hereof shall be or become effective until Shipper has submitted a request for change via LINK® and Shipper has been notified via LINK® of Transporter’s agreement to such change.

14.2 No waiver by any Party of any one or more defaults by the other in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or of a different character.

14.3 Except when notice is required via LINK®, pursuant to Transporter’s FT-A or FT-GS Rate Schedule, as applicable, or pursuant to Transporter’s General Terms and Conditions, any notice, request, demand, statement or bill provided for in this Agreement or any notice that either Party may desire to give to the other shall be in writing and mailed by registered mail to the post office address of the Party intended to receive the same, as the case may be, to the Party’s address shown on Exhibit A hereto or to such other address as either Party shall designate by formal written notice to the other. Routine communications, including monthly statements and payments, may be mailed by either registered or ordinary mail. Notice shall be deemed given when sent.

14.4 THE INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE IN ACCORDANCE WITH AND CONTROLLED BY THE LAWS OF THE STATE OF TENNESSEE, WITHOUT REGARD TO CHOICE OF LAW DOCTRINE THAT REFERS TO THE LAWS OF ANOTHER JURISDICTION.

14.5 The Exhibit(s) attached hereto is/are incorporated herein by reference and made a part of this Agreement for all purposes.

14.6 If any provision of this Agreement is declared null and void, or voidable, by a court of competent jurisdiction, then that provision will be considered severable at Transporter’s option; and if the severability option is exercised, the remaining provisions of the Agreement shall remain in full force and effect.

14.7 This Agreement supersedes and cancels the Gas Sales and Transportation Agreement(s) No. 410188 between Shipper and Transporter dated N/A and January 22, 2005, respectively.

Contract #410195 FT-APT

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first hereinabove written.

EAST TENNESSEE NATURAL GAS, LLC

BY:		CMP

D. Patrick Whitty
Vice President East
East Tennessee Natural Gas, LLC

DATE:

WASHINGTON GAS LIGHT COMPANY

BY

	Adrian P. Chapman		Terry McCallister
	Vice President		President and
TITLE:	Regulatory Affairs & Energy Acquisition		Chief Operating Officer

DATE:	February 1, 2005

Contract #410195 FT-APT

Date: February 1, 2005

EXHIBIT A TO THE
FIRM TRANSPORTATION AGREEMENT
DATED February 1, 2005

Shipper: Washington Gas Light Company
Rate Schedule: FT-A
Maximum Daily Transportation Quantity: 25,000 Dth

Proposed Commencement Date: February 1, 2005

Termination Date: March 31, 2007

Transportation Service will be provided under Part 284, Subpart G of the
Commission’s Regulations.

Primary
Receipt Point(s):

			Interconnect	Location
Name	Meter No.	MDRO	Party	County, State
Saltville Storage Co., LLC	59770	25,000		Smyth Co., VA

Primary
Delivery Point(s):

			Interconnect	Location
Name	Meter No.	MDRO	Party	County, State
Transco	59204	25,000	Transco	Rockingham Co., NC

Name of entity(s) to deliver gas to Transporter: Saltville Storage Co., LLC

Name of entity(s) to receive gas from Transporter: Washington Gas Light Company

*	Transporter shall not be obligated to deliver more cubic feet of gas to any Shipper than the quantity calculated using 1.03 dth per million cubic feet.

Notices not made via LINK® shall be made to:

Shipper	Washington Gas Light Company 6801 Industrial Road Springfield, VA 22151

Attn:	Tim S. Sherwood

Invoices	9801 Industrial Road Springfield, VA 22151

Attn.:	Accounting

New Facilities Required:            N/A

New Facilities Charge:            N/A

EAST TENNESSEE NATURAL GAS, LLC		WASHINGTON GAS LIGHT COMPANY

BY:	CMP	BY:

	Vice President, D. Patrick Whitty		Adrian P. Chapman
	East Tennessee Natural Gas, LLC		Vice President

TITLE:

Regulatory Affairs & Energy Acquisition

DATE:		DATE:	February 1, 2005

Terry McCallister
President and
Chief Operating Officer